Exhibit 4.4

TWELFTH SUPPLEMENTAL INDENTURE

Dated as of May 10, 2010

between

BEAZER HOMES USA, INC.

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

7.00% SENIOR AMORTIZING NOTES

Supplement to Indenture Dated as of April 17, 2002

i

ii

TWELFTH SUPPLEMENTAL INDENTURE, dated as of May 10, 2010 (this “Twelfth Supplemental Indenture,” together with the Base Indenture (as defined below), the “Indenture”), between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, acting as indenture trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and U.S. Bank National Association executed and delivered the Indenture, dated as of April 17, 2002 (the “Base Indenture”);

WHEREAS, the Company desires and has requested the Trustee pursuant to Section 9.1 of the Base Indenture to join with it in the execution and delivery of this Twelfth Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Company’s 7.00% Senior Amortizing Notes due 2013;

WHEREAS, Section 9.01 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to create a Series (as defined in the Base Indenture) and establish its terms as permitted by Section 2.01 of the Base Indenture; and

WHEREAS, the execution and delivery of this Twelfth Supplemental Indenture have been duly authorized by a Board Resolution of the Company, and all things necessary to make the Notes (as defined in Section 2.01 hereof), when the Notes are executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company have been done;

NOW THEREFORE, THIS TWELFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed by the Company and the Trustee, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATIONS

Section 1.01 Nature of Supplemental Indenture. This Twelfth Supplemental Indenture supplements the Base Indenture and does, and shall be deemed to, form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes; provided, that the changes, modifications and supplements to the Indenture effected by this Twelfth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes modifications and supplements.

Section 1.02 Establishment of New Series. Pursuant to Section 2.01 of the Base Indenture, there is hereby established the Notes having the terms set forth in the Base Indenture as supplemented, amended or replaced by the terms of this Twelfth Supplemental Indenture and as set forth in the form of Note attached to this Twelfth Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this Twelfth Supplemental Indenture.

Section 1.03 Definition Of Terms. For all purposes of this Twelfth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) capitalized terms used but not defined herein have the respective meanings ascribed to them in the TIA or the Base Indenture;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Twelfth Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision;

(d) the definition of any term in this Twelfth Supplemental Indenture that is also defined in the Base Indenture, shall for the purposes of this Twelfth Supplemental Indenture supersede the definition of such term in the Base Indenture;

(e) the definition of a term in this Twelfth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(f) headings are for convenience of reference only and do not affect interpretation; and

(g) the following terms have the meanings set forth below:

“Acceleration Event” has the meaning ascribed to it in Section 6.03(b).

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning ascribed to it in the first recital of this Twelfth Supplemental Indenture.

“Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law to close.

“Certificate of Authentication” means the Certificate of Authentication substantially in the form attached as Exhibit A hereto.

“Company” has the meaning ascribed to it in the first paragraph of this Twelfth Supplemental Indenture.

“Company Order” or “Company Request” means a written request or order signed in the name of the Company by any two of the following: a Chairman of the Board, a Chief Executive Officer, a President, a Vice President, a Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary of the Company, or any other officer or officers of the Company designated in writing by or pursuant to authority of the Board of Directors and delivered to the Trustee from time to time.

“Corporate Trust Office” means the principal corporate trust office of the Purchase Contract Agent at which, at any particular time, this Indenture shall be administered, which office at the date hereof is located at U.S. Bank Corporate Trust Services, 1349 West Peachtree Street NW, Suite 1050, Atlanta, Georgia 30309, Attention: Account Manager — Beazer 7.00% Senior Amortizing Notes due 2013; provided, however, that solely for purposes of the requirement to maintain an office in the Borough of Manhattan, the Corporate Trust Office shall be located at 100 Wall Street, 16 th Floor Window, New York, NY 10005, Attention: Account Manager — Beazer 7.00% Senior Amortizing Notes due 2013; or at such other address or addresses as the Trustee may designate from time to time by notice to the Holders and the Company, or the Corporate Trust Office of any successor Trustee at which at any particular time this Indenture shall be administered.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Depositary” means, with respect to any Series issuable in whole or in part in the form of one or more Global Securities, a clearing agency registered under the Exchange Act that is designated to act as depositary for such Securities as contemplated by Section 2.02.

“DTC” means The Depository Trust Company.

“Early Mandatory Settlement Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Right” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Settlement” has the meaning ascribed to it in the Purchase Contract Agreement.

“Event of Default” has the meaning ascribed to it Section 6.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any statute successor thereto, in each case as amended from time to time, together with the rules and regulations promulgated thereunder.

“Fundamental Change” has the meaning ascribed to it in the Purchase Contract Agreement.

“Global Note” has the meaning ascribed to it in Section 2.02.

“Global Security” means a Security that evidences all or part of any Series and is authenticated and delivered to, and registered in the name of, the Depositary for such Securities or a nominee thereof.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Indebtedness” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, whether currently existing or hereafter incurred and whether or not contingent and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the date of this Twelfth Supplemental Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) any renewals, extensions, refundings, amendments or modifications of any obligation of the type referred to in clauses (i) through (vii).

“Indenture” means the Base Indenture, as supplemented and amended by this Twelfth Supplemental Indenture.

“Installment Payment Date” means each February 15, May 15, August 15 and November 15, commencing on August 15, 2010 and ending on August 15, 2013.

“Installment Payment Period” means the period from, and including, the Issue Date to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date.

“Internal Revenue Code of 1986” means title 26 of the United States Code, as amended from time to time.

“Issue Date” means May 10, 2010.

“Material Subsidiary” has the meaning set forth in the Secured Notes Indenture.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

“Note” and “Notes” have the respective meaning ascribed to them in Section 2.01.

“Paying Agent” initially means the Trustee.

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of May 10, 2010, between the Company and U.S. Bank National Association, as purchase contract agent and as Trustee.

“Purchase Contracts” has the meaning ascribed to it in the Purchase Contract Agreement.

“Registrar” initially means the Trustee.

“Regular Record Date” means the close of business on the Business Day immediately preceding the related Installment Payment Date or, if the Notes do not remain in book-entry form, a date selected by the Company, and noticed, in writing, in advance, to the Trustee and Holders, which shall be more than 14 days but less than 60 days prior to the relevant Installment Payment Date.

“Repurchase Date” means a date specified by the Company in the Early Mandatory Settlement Notice, which shall be at least 20 but not more than 45 Business Days following the date of the Company’s Early Mandatory Settlement Notice, which may or may not fall on the Early Mandatory Settlement Date.

“Repurchase Notice” means a notice in the form entitled “Form of Repurchase Notice” on the reverse side of the Notes.

“Repurchase Right” has the meaning ascribed to it in Section 4.01.

“Repurchase Price” per Note to be redeemed shall be equal to (i) the principal amount of such Note as of the Repurchase Date, plus (ii) accrued and unpaid interest on such principal amount to but excluding the Repurchase Date at a rate of 7.00% per annum. However, if the Notes are in certificated form and the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding Installment Payment Date, the installment payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of such Regular Record Date and will not be included in the Repurchase Price per Note.

“Secured Notes Indenture” means the Indenture, dated as of September 11, 2009, among Beazer Homes USA, Inc., the Subsidiary Guarantors named on Schedule I thereto, U.S. Bank National Association, as Trustee, and Wilmington Trust FSB, as Notes Collateral Agent, governing the Company’s 12% Senior Secured Notes due 2017.

“Security Register” has the meaning ascribed to it in Section 2.02.

“Trustee” has the meaning ascribed to it in the first paragraph of this Twelfth Supplemental Indenture.

“Underwriters” has the meaning set forth in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of May 4, 2010, between the Company and the Underwriters named therein relating to the Units.

“Unit” has the meaning ascribed to it in the Purchase Contract Agreement.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation, Principal Amount and Original Issuance. There is hereby authorized a Series designated as the 7.00% Senior Amortizing Notes due 2013 (the “Notes,” and “Note” means each note of such series having an initial principal amount of $5.246) limited in aggregate principal amount to $15,738,000 (or up to $18,098,700 to the extent that the Underwriters exercise their option to purchase additional Units pursuant to the Underwriting Agreement), except for Notes executed, authenticated and delivered upon registration of transfer of, in exchange for, in lieu of, other Notes pursuant to the Indenture. The Notes may be issued from time to time upon Company Order for the authentication and delivery of the Notes pursuant to Article Two of the Base Indenture. The Notes, upon execution of this Twelfth Supplement Indenture, shall be executed by the Company and delivered to the Trustee for authentication together with the Officer’s Certificate required under Section 2.02 of the Base Indenture, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order.

Section 2.02 Form, Payment and Appointment.

(a) The Notes will be Global Securities and will initially be issued in fully registered, permanent global form without coupons (a “Global Note”), and deposited with the Trustee as custodian for the Depositary, which shall be DTC or such other depositary as any officer of the Company may from time to time designate, and the Global Note shall be registered in the name of the Depositary or its nominee. Unless and until such Global Note is exchanged for Notes in registered form, Global Note may be transferred, in whole or in part, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(b) Installments on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions at the office or agency of the Company (a register maintained in such office and in any other office or agency of the Company, collectively, the “Security Register”) maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee.

(c) The Registrar and Paying Agent for the Notes shall initially be the Trustee.

(d) The Notes shall be issuable in denominations of one Note and integral multiples in excess thereof.

(e) Section 2.15(f) of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:

“(f) Each Global Security shall also bear the following legend on the face thereof:

This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the “Depository”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OF OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

Section 2.03 Installment Payments

(a) Installment Payment Dates. On the first Installment Payment Date (August 15, 2010), the Company shall pay, in cash, an installment of $0.478230 on each Note, and on each Installment Payment Date thereafter, the Company shall pay, in cash, equal quarterly installments of $0.453125 on each Note.

(b) Installment Payment Amount. Each installment shall constitute a payment of interest (at a rate of 7.00% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below.

Installment Payment Date	Amount of Principal	Amount of Interest
August 15, 2010	$0.381	$0.097
November 15, 2010	$0.368	$0.085
February 15, 2011	$0.374	$0.079
May 15, 2011	$0.381	$0.072
August 15, 2011	$0.388	$0.065
November 15, 2011	$0.394	$0.059
February 15, 2012	$0.401	$0.052
May 15, 2012	$0.408	$0.045
August 15, 2012	$0.415	$0.038
November 15, 2012	$0.423	$0.030
February 15, 2013	$0.430	$0.023
May 15, 2013	$0.438	$0.015
August 15, 2013	$0.445	$0.008

Each installment payment for any Installment Payment Period shall be computed on the basis of a 360-day year of twelve 30-day months. If an installment is payable for any period shorter than a full Installment Payment Period, such installment shall be computed on the basis of the actual number of days elapsed per 30-day month. Furthermore, if any date on which an installment is payable is not a Business Day, then payment of the installment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such installment payment was originally due.

(c) Restrictions Applicable During a Default Under the Indenture.

(i) If there shall have occurred and be continuing a Default under the Indenture, then:

(1) the Company and its Subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than:

(A) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(B) purchases of shares of the Company’s common stock pursuant to a contractually binding requirement to buy stock existing prior to such Default, including under a contractually binding stock repurchase plan;

(C) as a result of an exchange or conversion of any class or series of the Company’s capital stock for any other class or series of the Company’s capital stock;

(D) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

(E) purchases of the Company’s capital stock in connection with the distribution thereof; and

(2) the Company and its Subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by the Company that rank equally with or junior to the Notes other than pro rata payments of accrued and unpaid interest on the Notes and any other debt securities or guarantees issued by the Company that rank equally with the Notes, except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment.

These foregoing restrictions shall not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

Section 2.04 Maturity Date. The date on which the final installment payment on the Notes shall be due, unless the Notes are accelerated pursuant to the terms hereof or otherwise paid prior to maturity in connection with a Holder’s exercise of the Repurchase Right, shall be August 15, 2013.

Section 2.05 Ranking. The obligations of the Company arising under or in connection with this Indenture and every outstanding Note issued under this Indenture from time to time constitute and shall constitute an unsecured general obligation of the Company, ranking equal in right of payment to all other existing and future senior unsecured and unsubordinated Indebtedness of the Company and ranking senior in right of payment to any future Indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such Indebtedness.

Section 2.06 Additional Terms. The Notes are originally being issued as part of the Units. Holders of the Units have the right to separate such Units into their constituent parts, consisting of Purchase Contracts and Notes, during the times, and under the circumstances, described in Section 2.03 of the Purchase Contract Agreement. Following separation of any Unit into its constituent parts, the Notes are transferable independently from the Purchase Contracts. In addition, separated Notes can be recombined with separated Purchase Contracts to recreate Units, as provided for in Section 2.04 of the Purchase Contract Agreement. Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the Units and Notes.

ARTICLE III

REDEMPTION

Section 3.01 Article Three of the Base Indenture Inapplicable . Article Three of the Base Indenture shall not apply to the Notes.

ARTICLE IV

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

Section 4.01 Offer to Repurchase. If the Company elects to exercise its Early Mandatory Settlement Right, then each Holder will have the right (the “Repurchase Right”) to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note to be repurchased on the Repurchase Date, as described in Section 4.02. The Company shall not be required to repurchase a portion of a Note. In addition, a Holder shall not have the right to require the Company to repurchase any or all of such Holder’s Notes in connection with any Early Settlement of such Holder’s Purchase Contracts at the Holder’s option at the Early Settlement Rate in accordance with the Purchase Contract Agreement.

Section 4.02 Procedures for Exercise.

(a) To exercise the Repurchase Right, a Holder must deliver, on or before the second Business Day immediately preceding the Repurchase Date, the Notes to be repurchased to the Paying Agent (or the Units to the Purchase Contract Agent, if (x) the Early Mandatory Settlement Date occurs on or after the Repurchase Date and (y) the Notes have not been separated from the Units), together with a duly completed written Repurchase Notice, in each case in accordance with appropriate DTC procedures, unless the Notes are not in the form of a Global Note, in which case such Holder must deliver the Notes to be repurchased to the Paying Agent or the Units that include the Notes to be repurchased to the Purchase Contract Agent (if (x) the Early Mandatory Settlement Date occurs on or after the Repurchase Date and (y) the Notes have not been separated from the Units), duly endorsed for transfer to the Company, together with a Repurchase Notice, to the Paying Agent.

(b) The Repurchase Notice must state the following:

(i) if certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, or if the Notes are in the form of a Global Note, the Repurchase Notice must comply with appropriate DTC procedures;

(ii) the number of Notes to be repurchased; and

(iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

(c) In the event that the Company exercises its Early Mandatory Settlement Right with respect to Purchase Contracts that are a component of Units prior to the Redemption Date, upon such exercise the Company shall execute and the Trustee shall authenticate on behalf of the Holder and deliver to the Holder thereof, at the expense of the Company, Separate Notes in same form and in the same number as the Notes comprising part of the Units.

Section 4.03 Withdrawal of Repurchase Notice.

(a) A Holder may withdraw any Repurchase Notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the Paying Agent, with a copy to the Trustee and Company, prior to the close of business on the second Business Day immediately preceding the Repurchase Date.

(b) The notice of withdrawal must state the following:

(i) the number of the withdrawn Notes;

(ii) if certificated Notes or Units have been issued, the certificate numbers of the withdrawn Notes or Units, as applicable, or if the Notes are in the form of a Global Note, the notice of withdrawal must comply with appropriate DTC procedures; and

(iii) the number of Notes, if any, that remain subject to the Repurchase Notice.

Section 4.04 Effect of Repurchase.

(a) The Company shall be required to repurchase the Notes with respect to which the Repurchase Right has been exercised on the Repurchase Date. To effectuate such repurchase, the Company shall distribute in immediately available funds to the Paying Agent, on or prior to 11:00 a.m. New York City time on the Repurchase Date, an amount or amounts sufficient to pay the Repurchase Price with respect to those Notes for which the Repurchase Right has been exercised. A Holder electing to exercise the Repurchase Right shall receive payment of the Repurchase Price on the later of (i) the Repurchase Date and (ii) the time of book-entry transfer or the delivery of the Notes (or Units, as applicable); provided, however, that if the Company remits the Repurchase Price to the Paying Agent after 11:00 a.m. New York City time on the Repurchase Date, and such Holder would otherwise be entitled to receive the Repurchase Price on the Repurchase Date in accordance with the foregoing clause, distribution of the Repurchase Price by the Paying Agent may be made on the next succeeding Business Day without additional interest and with the same force and effect as if the Repurchase Price had been distributed on the Repurchase Date.

(b) If the Paying Agent holds money on the Repurchase Date sufficient to pay the Repurchase Price with respect to those Notes, for which the Repurchase Right has been exercised, then (i) such Notes shall cease to be outstanding and interest shall cease to accrue threreon (whether or not book-entry transfer of the Notes or Units, as applicable, is made or whether or not the Notes or Units, as applicable, are delivered as required herein); and (ii) all other rights of the Holder shall terminate (other than the right to receive the Repurchase Price).

(c) The Company shall, in connection with any repurchase offer pursuant to this Article IV, if required, (i) comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and (ii) file a Schedule TO or any other required schedule under the Exchange Act.

(d) Notwithstanding anything to the contrary herein, no Notes may be repurchased at the option of Holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of a Default by the Company of the payment of the Repurchase Price with respect to such Notes).

Section 4.05 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 4.06 No Subsidiary Guarantees. The Notes are not entitled to the benefit of any Subsidiary Guarantee.

Section 4.07 Listing. The Company shall not initially apply to list the Notes on any securities exchange or automated inter-dealer quotation system.

ARTICLE V

FORM OF NOTE

Section 5.01 Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01 Amendments to the Base Indenture. Sections 6.01, 6.02 and 6.04 of the Base Indenture shall not apply to the Notes. All references to Section 6.01(1) or (2) in the Base Indenture with respect to the Notes shall be deemed references to Section 6.02(a) of this Twelfth Supplemental Indenture. All references to Section 6.04 in the Base Indenture with respect to the Notes shall be deemed references to Section 6.03(c) of this Twelfth Supplemental Indenture.

Section 6.02 Events of Default. Each of the following events is an “Event of Default” (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the failure of the Company to pay any installment payment on any Note when the same becomes due and payable and the continuance of such failure to pay is not cured within 30 days;

(b) failure to give notice of a Fundamental Change, as required under the Purchase Contract Agreement;

(c) the failure by the Company to comply with any of its agreements or covenants in, or provisions of, the Notes or the Indenture and such failure continues for the period and after the notice specified below;

(d) the acceleration of any Indebtedness that has an outstanding principal amount of $25.0 million or more in the aggregate (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries;

(e) the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness with an outstanding aggregate amount of $25.0 million or more (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such

Indebtedness); provided that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

(f) a final judgment or judgments that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(g) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

(C) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days.

A Default under Section 6.02(c) hereof shall not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of such notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

Section 6.03 Acceleration Event. (a) The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture.

(b) If an Event of Default shall have occurred and be continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately (other than an Event of Default specified in Section 6.02(g) and (h), in which case the Notes will be deemed automatically accelerated without the need for any declaration or notice) (such acceleration, the “Acceleration Event”).

(c) The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default arising under Section 6.02(a)) on the Notes. Holders of a majority in principal amount of the then outstanding Notes may rescind an Acceleration Event and its consequence (except due to an Event of Default arising under Section 6.02(a)) by written notice to the Trustee and Company if the rescission would not conflict with any judgment or decree issued in respect of such Acceleration Event and if all existing Events of Default have been cured or waived.

ARTICLE VII

TAX TREATMENT

Section 7.01 Tax Treatment. The Company and each Holder agrees, for United States tax purposes, to treat the Notes as indebtedness.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Ratification of Indenture. The Base Indenture, as supplemented by this Twelfth Supplemental Indenture, is in all respects ratified and confirmed, and this Twelfth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Twelfth Supplemental Indenture.

Section 8.03 New York Law to Govern. THIS TWELFTH SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS TWELFTH SUPPLEMENTAL INDENTURE OR NOTES, SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 8.04 Separability. In case any one or more of the provisions contained in this Twelfth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Twelfth Supplemental Indenture or of the Notes, but this Twelfth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.05 Counterparts. This Twelfth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 8.06 Conflict with Base Indenture. In the event of any conflict between this Twelfth Supplemental Indenture and the Base Indenture, the provisions of this Twelfth Supplemental Indenture shall control.

Section 8.07 Notices. Any order, consent, notice or communication under the Indenture shall be sufficiently given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telecopier (with receipt confirmed) or overnight courier guaranteeing next day delivery, to the others’ address, as follows:

If to the Trustee:

U.S. Bank National Association

Corporate Trust Services

1349 West Peachtree St., Ste 1050

Atlanta, GA 30309

Fax: 404-898-8844

Attention: Account Manager—Beazer 7.00% Senior Amortizing Notes due 2013

with a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Fax: 860-251-5312

Attention: Corrine L. Burnick, Esq.

If to the Company:

Beazer Homes USA, Inc.

1000 Abernathy Road

Atlanta, Georgia 30328

Fax: 770-481-7364

Attention: Kenneth F. Khoury

with a copy to:

Troutman Sanders LLP

600 Peachtree Street, NE Suite 5200

Atlanta, GA 30308

Fax: 404-885-3900

Attention: William Calvin Smith, Esq.

.

ARTICLE IX

COVENANTS

Section 9.01 Amendments to the Base Indenture.

(a) Section 4.03 of the Base Indenture shall not apply to the Notes. All references to Section 4.03 in the Base Indenture with respect to the Notes shall be deemed references to Section 9.01(b) in this Twelfth Supplemental Indenture.

(b) The Company shall deliver to the Trustee, on a quarterly basis, an Officers’ Certificate regarding compliance with the Indenture, and include in such Officers’ Certificate, if any officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company shall deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

ARTICLE X

TRUSTEE

Section 10.01 Amendments to the Base Indenture. Section 7.05 of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:

“Section 7.05. NOTICE OF DEFAULTS.

If a Default on a Series occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Securityholder of the Series notice of the Default (which shall specify any uncured Default known to it) within 90 days after it occurs. Notwithstanding the foregoing provision, the Trustee may withhold from the Holders notice of any continuing Default or Event of Default if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders of the Series.”

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

BEAZER HOMES USA, INC.

By:	/s/ Allan P. Merrill
Name: Allan P. Merrill
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ William B. Echols
Name: William B. Echols
Title: Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE IF A GLOBAL NOTE]

[This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the “Depository”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OF OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

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BEAZER HOMES USA, INC.

7.00% SENIOR AMORTIZING NOTES DUE AUGUST 15, 2013

REGISTERED

CUSIP: 07556Q 600

ISIN: US07556Q6008

No.	[Initial][1] Number of Notes

BEAZER HOMES USA, INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the initial principal sum of $5.246 for each of the number of Notes set forth above [, or such other number of Notes as set forth in the Schedule of Increases or Decreases in Global Note attached hereto,]2 [, or such other number of Notes as set forth in the Schedule of Increases or Decreases in the Note attached hereto]3 in quarterly installments (each constituting a payment of interest at the rate per year of 7.00% and a partial repayment of principal) payable on each February 15, May 15, August 15 and November 15, commencing on August 15, 2010 (each such date, an “Installment Payment Date” and the period from, and including, May 10, 2010 to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date, an “Installment Payment Period”), all as set forth on the reverse hereof, with the final installment due and payable on August 15, 2013. The installment amount payable on any Installment Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If an installment is payable for any period shorter than a full Installment Payment Period, such installment shall be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a Business Day, then payment of the installment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such installment payment was originally due. Installments shall be paid to the person in whose name the Note is registered, with limited exceptions, at the close of business on the Business Day immediately preceding the related Installment Payment Date (each, a “Regular Record Date”). If the Notes do not remain in book-entry only form, the Company shall have the right to select Regular Record Dates, noticed in writing in advance, to the Trustee and Holders, which will be more than 14 days but less than 60 days prior to the relevant Installment Payment Date. Any such installment payment not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holders at the close of business on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more successor Securities) is registered at the close of business on a special record date to be fixed by

[1]	Include if a Global Note.

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[2]	Include if a Global Note.

[3]	If the Note is attached to a Global Unit (as defined in the Purchase Contract Agreement).

the Trustee for the payment of such defaulted installment, notice whereof shall be given to the registered Holders of the Notes not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Installments shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York; provided, however, that payment of installments may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

[SIGNATURES ON THE FOLLOWING PAGE]

A-F-3

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:

BEAZER HOMES USA, INC., as Issuer

By:
Name:
Title:

By:
Name:
Title:

A-F-4

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Indenture

By:
Authorized Signatory

Dated:

A-F-5

[FORM OF REVERSE OF NOTE]

BEAZER HOMES USA, INC.

This Note is one of a duly authorized series of Securities of the Company designated as its 7.00% Senior Amortized Notes due 2013 (herein sometimes referred to as the “Notes”), issued under the Indenture, dated as of April 17, 2002, between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture) (the “Base Indenture,” and the Base Indenture, as supplemented by the Twelfth Supplemental Indenture, dated May 10, 2010, between the Company and the Trustee, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The terms of other series of Securities issued under the Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture. The Indenture further provides that securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. This series of Securities is limited in aggregate principal amount as specified in the Twelfth Supplemental Indenture.

Each installment shall constitute a payment of interest (at a rate of 7.00% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Installment Payment Date	Amount of Principal	Amount of Interest
August 15, 2010	$0.381	$0.097
November 15, 2010	$0.368	$0.085
February 15, 2011	$0.374	$0.079
May 15, 2011	$0.381	$0.072
August 15, 2011	$0.388	$0.065
November 15, 2011	$0.394	$0.059
February 15, 2012	$0.401	$0.052
May 15, 2012	$0.408	$0.045
August 15, 2012	$0.415	$0.038
November 15, 2012	$0.423	$0.030
February 15, 2013	$0.430	$0.023
May 15, 2013	$0.438	$0.015
August 15, 2013	$0.445	$0.008

The Securities of this series shall not be subject to redemption at the option of the Company. However, a Holder shall have the right to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note to be repurchased on the Repurchase Date, upon the occurrence of certain events and subject to the conditions set forth in the Indenture.

This Security is not entitled to the benefit of any sinking fund. The Indenture contains provisions for defeasance and covenant defeasance at any time of the indebtedness on this Security upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

If an Event of Default with respect to the Notes shall occur and be continuing, then (unless no declaration of acceleration or notice is required for such Event of Default) either the Trustee or the Holders of not less than 25% in principal amount of the Notes of this series then outstanding may declare the aggregate principal amount of the Notes of this series, and all

A-R-1

interest accrued thereon, to be due and payable immediately, in the manner, subject to the conditions and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Securities at the time outstanding, to execute supplemental indentures for certain purposes as described therein.

Obligations Unconditional. No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay installments on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Additional Terms. The Notes are originally being issued as part of the Company’s 7.25% Tangible Equity Units (the “Units”) issued pursuant to that certain Purchase Contract Agreement, dated as of May 10, 2010, between the Company, Trustee and U.S. Bank National Association, as Purchase Contract Agent (the “Purchase Contract Agreement”). Holders of the Units have the right to separate such Units into their constituent parts, consisting of Purchase Contracts (as defined in the Purchase Contract Agreement) and Notes, during the times, and under the circumstances, described in the Purchase Contract Agreement. Following separation of any Unit into its constituent parts, the Notes are transferable independently from the Purchase Contracts. In addition, separated Notes can be recombined with separated Purchase Contracts to recreate Units, as provided for in the Purchase Contract Agreement. Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the Units and Notes.

Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Securities of this series are initially issued in registered, global form without coupons in initial minimum denominations of one Note and integral multiples in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Issuer or the Trustee may treat the Holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or this Note, shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

No recourse shall be had for the payment of any installment on this Note, or for any claim based hereon, or upon any obligation, covenant or agreement of the Company in the Indenture, against any incorporator, stockholder, officer or director, past, present or future of the Company or of any predecessor or successor corporation, either directly or through the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment of penalty or otherwise; and all such personal liability is expressly released and waived as a condition of, and as part of the consideration for, the issuance of this Note.

The Company and each Holder agrees, for United States tax purposes, to treat the Notes as indebtedness.

A-R-2

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

A-R-3

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

A-R-4

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:
Name:
Title:
as Trustee

By:
Name:
Title:

Attest:

By:
Name:
Title:

A-R-5

FORM OF REPURCHASE NOTICE

TO:	BEAZER HOMES USA, INC.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

The undersigned registered Holder hereby irrevocably acknowledges receipt of a notice from Beazer Homes USA, Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of the number of Notes below designated, in accordance with the terms of the Indenture and the Notes, together with accrued and unpaid interest to, but excluding, the Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Number of Notes to be repurchased (if less than all, must be one Note or integral multiples in excess thereof):

Social Security or Other Taxpayer Identification Number:

A-R-6

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE OF INCREASES OR DECREASES IN A GLOBAL NOTE

The initial number of Notes evidenced by this Global Note is                     . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in number of Notes evidenced by this Global Note	Amount of increase in number of Notes evidenced by this Global Note	Number of Notes evidenced by this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

A-R-7

[TO BE ATTACHED TO NOTE ATTACHED TO GLOBAL UNIT (AS DEFINED IN THE

PURCHASE CONTRACT AGREEMENT)]

SCHEDULE OF INCREASES OR DECREASES IN THE NOTE

The initial number of Notes evidenced by this certificate is [                    ]. The following increases or decreases in this Note have been made:

Date	Amount of decrease in number of Notes evidenced hereby	Amount of increase in number of Notes evidenced hereby	Number of Notes evidenced hereby following such decrease (or increase)	Signature of authorized officer of Trustee

A-R-8